EXHIBIT 10.2

SECURITY AGREEMENT

This SECURITY AGREEMENT (this "**Agreement**") is made and entered into effective as of September 18, 2012, by and among CI HOLDINGS, INCORPORATED, an Oregon corporation ("**Debtor**"), CHIURAZZI INTERNAZIONALE S.R.L., an Italian company ("**Chiurazzi Srl**"), and CHIURAZZI INTERNATIONAL, LLC, an Arizona limited liability company ("**Secured Party**").

RECITALS

A. Pursuant to that certain Asset Purchase Agreement dated as of the date hereof, by and among Secured Party, Debtor, and Paul Deloughery (the "**Purchase Agreement**"), Secured Party sold to Debtor, and Debtor purchased from Secured Party, certain assets of the Secured Party (collectively, the "**Assets**").

B. As consideration for the Assets, Debtor issued to Secured Party a Secured Promissory Note in the principal amount of US$2,800,000.00 dated as of the date hereof (the "**Note**").

C. Debtor has agreed to secure its obligations to Secured Party under the Note as provided in this Agreement.

D. Chiurazzi Srl, as in existence immediately after the Closing (as defined in the Purchase Agreement), has agreed to secure Debtor's obligations to Secured Party under the Note as provided in this Agreement and also by means of a pledge to be placed on the quota of Chiurazzi Srl in compliance with Italian law.

NOW, THEREFORE, in consideration of the covenants and promises in this Agreement, the parties agree as follows:

AGREEMENT

1. **<u>Definitions</u>.** The following definitions shall be applicable to the singular and plural forms of the defined terms:

"**Accounts**" shall have the definition set forth in the UCC.

"**Agreement**" means this Security Agreement, as it may be amended from time to time.

"**Change of Control**" means:

(a) with respect to Debtor, any of the following:

(i) any consolidation or merger of Debtor (including, without limitation, a triangular merger) where the equity holders of Debtor, as constituted immediately following the Closing (as defined in the Purchase Agreement), would not immediately after such consolidation or merger, beneficially own, directly or indirectly, securities representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of such corporation or company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation or company, if any); or

(ii) the equity holders of Debtor, as constituted immediately following the Closing (as defined in the Purchase Agreement), sell or otherwise transfer to any other Person or Persons (in one or a series of transactions) fifty percent (50%) or more of the issued and outstanding securities of Debtor collectively held by such equity holders immediately following the Closing (as defined in the Purchase Agreement); or

(iii) Debtor sells, leases or exchanges (in one or a series of transactions) all or substantially all of its assets to any other Person or Persons.

(b) with respect to Chiurazzi Srl, any of the following:

(i) any consolidation or merger of Chiurazzi Srl (including, without limitation, a triangular merger) where the equity holders of Chiurazzi Srl, as constituted immediately following the Closing (as defined in the Purchase Agreement), would not immediately after such consolidation or merger, beneficially own, directly or indirectly, securities representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of such corporation or company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation or company, if any); or

(ii) the equity holders of Chiurazzi Srl, as constituted immediately following the Closing (as defined in the Purchase Agreement), sell or otherwise transfer to any other Person or Persons (in one or a series of transactions) fifty percent (50%) or more of the issued and outstanding securities of Chiurazzi Srl collectively held by such equity holders immediately following the Closing (as defined in the Purchase Agreement); or

(iii) Chiurazzi Srl sells, leases or exchanges (in one or a series of transactions) all or substantially all of its assets to any other Person or Persons.

"**Chattel Paper**" shall have the definition set forth in the UCC.

"**Chiurazzi Srl Collateral**" means Chiurazzi Srl's Accounts, Chattel Paper, Deposit Accounts, Equipment, Fixtures, General Intangibles, Instruments, Inventory, Investment Property, Proceeds, Records and Rights, all monies, securities, and other property and the proceeds thereof, now or hereafter held or received by, or in transit to, any Person, whether for safekeeping, pledge, custody, transition, collection or otherwise, all proceeds of fire and other insurance and all proceeds obtained as a result of any claim of third parties or any legal action or proceeding with respect to the same, all books, records and other property relating to or referring to any of the foregoing, including all books, records, ledgers, processing records, computer software and other property and general intangibles, all accessions to, substitutions for and all replacements, products and proceeds of the foregoing.

"**Collateral**" means Debtor's Accounts, Chattel Paper, Deposit Accounts, Equipment, Fixtures, General Intangibles, Instruments, Inventory, Investment Property, Proceeds, Purchased Assets, Records and Rights, all monies, securities, and other property and the proceeds thereof, now or hereafter held or received by, or in transit to, any Person, whether for safekeeping, pledge, custody, transition, collection or otherwise, all proceeds of fire and other insurance and all proceeds obtained as a result of any claim of third parties or any legal action or proceeding with respect to the same, all books, records and other property relating to or referring to any of the foregoing, including all books, records, ledgers, processing records, computer software and other property and general intangibles, all accessions to, substitutions for and all replacements, products and proceeds of the foregoing.

"**Deposit Accounts**" shall have the definition set forth in the UCC.

"**Equipment**" means all equipment now owned or hereafter acquired (including, without limitation, machinery, machine parts, furniture, furnishings and all tangible personal property used in the business of Debtor or Chiurazzi Srl, as applicable), and all such property which is or is to become fixtures on real property, and all improvements, replacements, accessions and additions thereto, wherever located, and all proceeds thereof arising from the sale, lease, rental or other use or disposition of any such property, including all rights to payment with respect to insurance or condemnation, returned premiums, or any cause of action relating to any of the foregoing.

"**Event of Default**" shall have the meaning set forth in Section 11.

"**Financing Statement**" shall mean, individually and/or collectively, each UCC 1 financing statement (or other like instrument as promulgated by the applicable jurisdiction in which such filing is made) authorized by Debtor or Chiurazzi Srl, as applicable, as debtor, in favor of Secured Party, as secured party, and perfecting Secured Party's security interest in the Collateral and the Chiurazzi Srl Collateral, now owned or hereafter acquired by Debtor or Chiurazzi Srl, in form and substance satisfactory to Secured Party, to be filed in such offices for recording and/or filing such statements in such jurisdictions as Secured Party shall desire to perfect Secured Party's security interest or reflect such interest in appropriate public records.

"**Fixtures**" means all items of personal property that are so related to the real property upon which they are located that an interest in them arises under real property law, and all improvements, replacements, parts, accessions and additions thereto, and substitutions therefor.

"**General Intangibles**" means all personal property not otherwise defined as Collateral or Chiurazzi Srl Collateral, as applicable, other than goods, including, without limitation, all interests or claims in insurance policies; payment intangibles; all interests in any partnership; software; all literary property; trade names, trade name rights; trademarks, trademark rights, copyrights, patents, and all applications therefor; licenses, permits, franchises, and like privileges or rights issued by any governmental or regulatory authority; income tax refunds; customer lists; claims and causes of action; and all guarantee claims, co-op memberships, leasehold interests in personal property, security interests or other security held by or granted to Debtor or Chiurazzi Srl, as applicable, to secure payment by an account debtor of any of the Accounts.

"**Instruments**" shall have the definition set forth in the UCC.

"**Inventory**" shall have the definition set forth in the UCC.

"**Investment Property**" shall have the definition set forth in the UCC.

"**Lien**" means any voluntary or involuntary security interest, mortgage, pledge, claim, charge, encumbrance, title retention agreement or third party interest covering all or any part of the Collateral or Chiurazzi Srl Collateral.

"**Obligations**" means and includes the aggregate of the unpaid amounts due from Debtor to Secured Party under the Note whether due or to become due, now existing or hereafter arising and any amounts due pursuant to Section 12.1 of this Agreement.

"**Other Assets**" means those sculptures, books, and other assets set forth on Exhibit A.

"**Person**" means any individual or entity, including, without limitation, corporations, partnerships, limited liability companies, and limited partnerships.

"**Proceeds**" means all products and proceeds (as defined in the UCC) of any Collateral or Chiurazzi Srl Collateral, as applicable, and all proceeds of any such proceeds, including all cash, credit balances and all payments under any agreement, all awards for taking by any manner whatsoever, all proceeds of fire or other insurance and all proceeds obtained as a result of any legal action or proceeding with respect to any Collateral or Chiurazzi Srl Collateral, as applicable.

"**Purchased Assets**" means the Other Assets, the Quota, and the Website.

"**Quota**" means

(a) all of the outstanding quota of Chiurazzi Srl, representing a 100% ownership interest in Chiurazzi Srl.

(b) all of Debtor's interest in any governance, organizational, or operating document or agreement concerning Chiurazzi Srl after the date hereof (as such documents or agreements may be amended from time to time the "**Operating Agreements**");

(c) all of Debtor's respective rights and interests as a quota holder in Chiurazzi Srl;

(d) all of Debtor's interest, if any, in any company property of Chiurazzi Srl (collectively, the "**Chiurazzi Srl Property**");

(e) all of Debtor's share of any profits of Chiurazzi Srl, now existing or hereafter arising, and Debtor's right to any surplus and any other money due or to become due to Debtor in respect of Chiurazzi Srl;

(f) all of Debtor's rights to receive any cash proceeds, units of ownership, distributions of any kind or in any form which may be due and payable to Debtor, from time to time, pursuant to any of the Operating Agreements;

(g) all of Debtor's rights and interest in and to any and all proceeds of the property described in sections (a) through (f) above; and

(h) all monies, claims for monies due and to become due, increases in ownership share, and all other payments of whatever nature now existing or hereafter arising from any of the Operating Agreements or Chiurazzi Srl Property or from any extensions, amendments or modifications thereof.

"**Records**" means all computer programs, software, hardware, source codes and data processing information, all written documents, books, invoices, ledger sheets, financial information and statements, and all other writings concerning the Collateral or Chiurazzi Srl Collateral, as applicable.

"**Rights**" means all intellectual property rights now owned or hereafter acquired, including licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyright, trademarks, tradenames, patent and trademark applications and licenses, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations in part of any of the foregoing and all rights to sue for past, present, and future infringement

of any of the foregoing; all formula, processes, drawings, designs, blueprints, surveys, reports, manuals, and operating standards relating to or used in the operation of the Collateral or Chiurazzi Srl Collateral; goodwill, all customer and other lists in whatever form maintained, and all trade secret rights, copyright rights, and contract rights relating to computer software programs, in whatever form created and maintained.

"**UCC**" means the Uniform Commercial Code as in effect in the state designated in Section 13.5 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof. Notwithstanding the foregoing, the parties intend that the terms used herein which are defined in the UCC have, at all times, the broadest and most inclusive meanings possible. Accordingly, if the UCC shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the UCC in effect on the date of this Agreement, then such term, as used herein, shall be given such broadened meaning. If the UCC shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the UCC in effect on the date of this Agreement, such amendment or holding shall be disregarded in defining terms used in this Agreement.

"**Website**" means the www.Chiurazzi.com domain name and associated website (as it exists on the Closing Date (as defined in the Purchase Agreement)).

2. Grant of Security Interest. In order to secure Debtor's performance of the Obligations, (a) Debtor hereby grants to Secured Party, to the extent assignable or transferable, a first priority security interest in the Collateral, (b) Chiurazzi Srl hereby grants to Secured Party, to the extent assignable or transferable, a first priority security interest in the Chiurazzi Srl Collateral, and (c) Debtor, the Secured Party and Chiurazzi Srl hereby agree to enter into a pledge agreement on the quota of Chiurazzi Srl to be executed before an Italian notary public, who will certify and register the agreement in Italy, pursuant to Italian law (the security interests described in Sections 2(a), 2(b) and 2(c) are together referred to herein as the "**Security Interest**").

3. Delivery of Quota. Concurrently with its execution and delivery of this Agreement, Debtor shall deliver to Secured Party the certificates evidencing the Quota or other instruments which evidence such securities in trust for Secured Party duly endorsed for transfer in blank or with powers attached thereto which are duly endorsed in blank. If Debtor shall at any time receive any additional certificates evidencing the Quota, Debtor shall hold such certificates or other instruments which evidence such securities in trust for Secured Party and shall promptly deliver the same to Secured Party, duly endorsed for transfer in blank or with powers attached thereto duly endorsed in blank and Debtor shall further perform all acts and execute and/or deliver or agreements, instruments, certificates and documents required to perfect Secured Party's interest in the Quota under Italian law.

4. Voting Rights. So long as no Event of Default shall have occurred and be continuing, Debtor shall be permitted to exercise all voting and other management rights with respect to the Quota and Chiurazzi Srl. Upon the occurrence of an Event of Default, to the extent permitted by applicable law, the aforesaid rights shall immediately vest in Secured Party

5. Power of Attorney. Debtor and Chiurazzi Srl, each, hereby irrevocably appoint and instruct Secured Party (and its nominees and designees) as their respective attorney-in-fact to take any and all actions necessary and proper to carry out the intent of this Agreement and to perfect and protect the lien, pledge, assignment and security interest of Secured Party created hereunder. Debtor and Chiurazzi Srl, each, hereby ratify, approve and confirm all actions taken by Secured Party and its agents and attorneys-in-fact pursuant to this Section 5. Neither Secured Party, nor any said agent or attorney-in-fact will be liable for any acts of commission or omission nor for any error of judgment or mistake of fact

or law with respect to its dealings with the Collateral or Chiurazzi Srl Collateral, except for acts constituting recklessness or willful misconduct. These powers of attorney, each being coupled with an interest, are irrevocable until the date upon which the Obligations have been indefeasibly satisfied in full. Without limiting the foregoing, if Debtor or Chiurazzi Srl fails to perform any of their respective agreements or obligations contained herein, Secured Party may itself perform, or cause the performance of, such agreements and obligations where necessary or advisable in the name or on behalf of Debtor or Chiurazzi Srl, and at the expense of Debtor or Chiurazzi Srl, as applicable.

6. **Termination of Security Interest and Financing Statement**. The Security Interest will automatically terminate and be of no further force or effect immediately upon full satisfaction by Debtor of the Obligations. Forthwith (and in any event within ten (10) business days) after full satisfaction of the Obligations, Secured Party will cause to be terminated, cancelled, discharged and released, at its sole cost, all UCC financing statements and registrations or recordations thereof. If, after the expiration of such ten (10) business days, Secured Party has failed to comply with its obligations under this Section 6, then effective as of such time, Secured Party hereby irrevocably appoints Debtor and Chiurazzi Srl as attorneys and agents for, and in the name and on behalf of, Secured Party to prepare, execute, deliver and record to and with all applicable Persons all such agreements, instruments and documents as Debtor and Chiurazzi Srl deem reasonably necessary or appropriate to properly discharge, cancel and release the registration or recordation of any and all UCC financing statements made or filed by or on behalf of Secured Party or any of its affiliates in connection with this Agreement, and Secured Party hereby ratifies and confirms all that Debtor and Chiurazzi Srl may lawfully do or cause to be done by virtue of the appointment herein of Debtor and Chiurazzi Srl as the attorneys and agents for Secured Party for the limited purposes described herein.

7. **Representations and Warranties**. Debtor and Chiurazzi Srl jointly and severally make the following representations and warranties to Secured Party as of the date hereof:

7.1 Due Organization. Debtor is a duly formed corporation and is existing in good standing under the laws of Oregon, and is duly qualified to conduct business in each jurisdiction where the conduct of its business requires it to be so qualified, except where failure to be so qualified, individually or in the aggregate, would not have a material adverse effect on Debtor or the Collateral. Chiurazzi Srl is a duly formed company and is existing in good standing under the laws of Italy, and is duly qualified to conduct business in each jurisdiction where the conduct of its business requires it to be so qualified, except where failure to be so qualified, individually or in the aggregate, would not have a material adverse effect on Chiurazzi Srl or the Chiurazzi Srl Collateral.

7.2 Authorization, Validity and Enforceability. Each of Debtor and Chiurazzi Srl has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder, to own its own properties and assets, and to carry on its business. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Debtor and Chiurazzi Srl, and this Agreement has been duly executed and delivered by Debtor and Chiurazzi Srl. The execution, delivery and performance of this Agreement are not in conflict with Debtor's Articles of Incorporation or Bylaws, Chiurazzi Srl's Articles of Incorporation or Bylaws or any Italian equivalent corporate governance documents and any other organizational document of Debtor or Chiurazzi Srl, and this Agreement constitutes valid and binding obligations of Debtor and Chiurazzi Srl, enforceable in accordance with its terms.

7.3 Compliance with Applicable Laws. Each of Debtor and Chiurazzi Srl has complied in all material respects with all requirements necessary to lawfully conduct the business in which it is engaged and with all laws and regulations applicable to any sales, leases or the furnishing of services by it, including, without limitation, those requiring disclosures.

7.4 No Conflict. The execution, delivery, and performance by Debtor and Chiurazzi Srl of this Agreement are not in conflict with any law, rule, regulation, order or directive or any agreement or undertaking to which Debtor or Chiurazzi Srl is a party or which Debtor or Chiurazzi Srl may be bound or affected, and will not result in the creation or imposition of any Lien pursuant to the terms of any such agreement.

7.5 Governmental Actions. Debtor and Chiurazzi Srl have obtained all consents and actions of, and have performed all filings with, any governmental or regulatory authority that are required to authorize the execution, delivery or performance of this Agreement or the granting of Secured Party's security interest in the Collateral and the Chiurazzi Srl Collateral.

7.6 Title. Except for the Security Interest created by this Agreement, Debtor and Chiurazzi Srl are and will be the unconditional legal and beneficial owners of the Collateral and the Chiurazzi Srl Collateral, respectively. Except as expressly approved in this Agreement, the Collateral and the Chiurazzi Srl Collateral are subject to no Liens, rights or defenses of others.

7.7 Status of the Quota. Debtor owns 100% of the Quota and such Quota are validly issued and outstanding, fully paid and nonassessable.

7.8 Debtor's Office. Debtor's principal office is located at 27929 SW 95th Avenue, Suite 601, Wilsonville, Oregon 97070.

7.9 Chiurazzi Srl's Office. Chiurazzi Srl's principal office is located at Via Capri 1, 80026 Casoria (NA), Italy.

7.10 Records Location. Debtor's Records are maintained at the address set forth in Section 7.8. Chiurazzi Srl's Records are maintained at the address set forth in Section 7.9.

7.11 Equipment. Debtor's Equipment will be located at the location set forth in Section 7.8. Chiurazzi Srl's Equipment will be located at the location set forth in Section 7.9.

7.12 Business Names. Debtor has conducted business in only the following name: CI Holdings, Incorporated. Chiurazzi Srl has conducted business in only the following name: Chiurazzi Internazionale S.r.l.

7.13 No Litigation. There is no litigation, tax claim, proceeding or dispute pending, or, to the knowledge of Debtor or Chiurazzi Srl, threatened against or affecting Debtor, Chiurazzi Srl or their respective property.

7.14 No Default. No Event of Default has occurred or exists.

8. Affirmative Covenants. During the term of this Agreement, and until payment and performance in full of all of the Obligations to Secured Party, Debtor and Chiurazzi Srl will:

8.1 Delivery of Certain Items. Deliver to Secured Party promptly after an Event of Default, (a) all Collateral, Chiurazzi Srl Collateral and Proceeds, (b) such specific acknowledgements, assignments or other agreements as Secured Party may request as are advisable or necessary to protect Secured Party's interest in the Collateral and Chiurazzi Srl Collateral, and (c) such Records and other reports relating to the Collateral and Chiurazzi Srl Collateral in such form and detail and at such times as Secured Party may reasonably require.

8.2 Maintenance of Collateral. Do all things necessary to maintain, preserve, protect and keep all Collateral and the Chiurazzi Srl Collateral in good working order and saleable condition, deal with the Collateral and Chiurazzi Srl Collateral in a commercially reasonable manner as is considered good practice by owners of like property, and use the Collateral and the Chiurazzi Srl collateral lawfully and only as permitted by Debtor's or Chiurazzi Srl's insurance policies, as applicable. Debtor hereby authorizes Secured Party's officers, employees and representatives to inspect the Collateral at reasonable times upon reasonable prior written notice (which notice may be via email) to Debtor, and maintain, or cause to be maintained, complete and accurate Records in all material respects, relating to the Collateral. Chiurazzi Srl r hereby authorizes Secured Party's officers, employees and representatives to inspect the Chiurazzi Srl Collateral at reasonable times upon reasonable prior written notice (which notice may be via email) to Debtor, and maintain, or cause to be maintained, complete and accurate Records in all material respects, relating to the Chiurazzi Srl Collateral.

8.3 Financial Reports. Deliver to Secured Party, on the fifteenth (15th) day of each calendar month, a financial report, prepared at Debtor's expense by an Italian accountant selected by Secured Party, containing such financial statements of Debtor and Chiurazzi Srl (including, but not limited to, those financial statements required to be filed with the Amministratore Unico), in such form and detail as Secured Party may reasonably require. Promptly prepare and deliver to Secured Party, at Debtor's expense, such other reports as are requested by Secured Party.

8.4 Preservation of Collateral and Chiurazzi Srl Collateral. Do all things necessary to preserve the rights of Secured Party with respect to the Collateral and the Chiurazzi Srl Collateral against the claims of any Person.

8.5 Insurance. Maintain and keep in force, in adequate amounts, such insurance on the Collateral, the Chiurazzi Srl Collateral, and certain key employees with companies reasonably acceptable to Secured Party as is commercially reasonable in the business carried on by Debtor and Chiurazzi Srl, including fire and extended coverage insurance, with loss payable to Secured Party, as Secured Party may reasonably from time to time request; provided, however, that the coverage limits of such insurance shall not be less than Four Million Dollars (US$4,000,000) per policy. Furnish to Secured Party upon request copies of all policies or certificates of insurance on the Collateral, the Chiurazzi Srl Collateral, and certain key employees.

8.6 Duty to Give Notice. Give prompt notice to Secured Party of: (a) any threatened or asserted dispute or claim with respect to the Collateral or the Chiurazzi Srl Collateral, (b) any litigation or administrative or regulatory proceeding which may have an adverse effect on Debtor or Chiurazzi Srl or their respective businesses, (c) any change in ownership of any property on which any Collateral or the Chiurazzi Srl Collateral is located, (d) any change in processes, marketing or sales strategy that will materially affect brand equity and future sales potential of Debtor or Chiurazzi Srl, and (e) the occurrence of any Event of Default or any other development, financial or otherwise, which might adversely affect the Collateral, the Chiurazzi Srl Collateral, or Debtor's ability to pay or perform the Obligations when due.

8.7 Perfection of Security Interest. Immediately upon execution of this Agreement, Debtor and Chiurazzi Srl authorize Secured Party to file, with respect to the Collateral and the Chiurazzi Srl Collateral, Financing Statements in all United States governmental offices as Secured Party deems necessary or appropriate and to take all other actions that Secured Party deems to be necessary or appropriate to perfect the security interest in the Collateral and the Chiurazzi Srl Collateral conferred on such Secured Party pursuant to this Agreement, located in and/or governed by the laws of the United States of America. Debtor and Chiurazzi Srl immediately upon execution of this Agreement and continuing during the term of this Agreement, shall execute, deliver and/or authorize such other

documents, financing statements, stock powers and any other agreements, documents, certificates and instruments, and do all such other acts and things necessary to create, perfect and continue the security interest in the Collateral and the Chiurazzi Srl Collateral contemplated hereby, as applicable, located in and/or governed by the laws of Canada and Italy, including, but not limited to, the execution of a pledge agreement under Italian law before an Italian notary public and its registration with the local register of businesses, it being the intention of the parties that Debtor shall be responsible for the continued perfection of Secured Party's security interest in the Collateral and the Chiurazzi Srl Collateral in those jurisdictions outside of the United States of America. Notwithstanding the foregoing, this obligation of Debtor shall not preclude Secured Party from taking any further actions that Secured Party deems to be necessary or appropriate to perfect the security interest in the Collateral and the Chiurazzi Srl Collateral to the extent that Secured Party deems Debtor's actions insufficient.

8.8 Maintenance of Business. At all times during the term of this Agreement, (a) Debtor and Chiurazzi Srl will use their best efforts to (i) retain the business, accounts and customers in existence immediately prior to the Closing (as defined in the Purchase Agreement), and (ii) promptly replace any business, accounts and/or customers lost (for any reason) after the Closing (as defined in the Purchase Agreement), and (b) Debtor will not, directly or indirectly, induce, solicit, encourage, request, advise, facilitate or cause any account or customer of Chiurazzi Srl to withdraw, curtail or cancel their business with Chiurazzi Srl or move some or all of their business to Debtor, any affiliate of Debtor or Chiurazzi Srl, or any equity holder of Debtor or Chiurazzi Srl.

8.9 Satisfaction of Obligations. Debtor and Chiurazzi Srl will satisfy, when due and in full, all contractual, legal and other obligations and liabilities (including, without limitation, all employment and tax obligations and liabilities) related to Debtor, Chiurazzi Srl, the Collateral, the Chiurazzi Srl Collateral, and the businesses of Debtor and Chiurazzi Srl (regardless of whether such obligations and liabilities existed immediately prior to the Closing (as defined in the Purchase Agreement) or were created thereafter).

8.10 Compliance with Law. Debtor and Chiurazzi Srl will comply with all applicable United States and foreign laws, rules, and regulations applicable to Debtor, Chiurazzi Srl and the operation of the businesses of Debtor and Chiurazzi Srl.

9. Negative Covenants. During the term of this Agreement, and until payment and performance in full of all of the Obligations to Secured Party, Debtor and Chiurazzi Srl will not, without Secured Party's prior written consent:

9.1 Liens. Create, incur, assume or permit to exist any Lien or grant any other Person a negative pledge on any Collateral or Chiurazzi Srl Collateral, except Liens in favor of Secured Party.

9.2 Disposition of Collateral. Sell, transfer, lease or otherwise dispose of any of the Collateral or Chiurazzi Srl Collateral, except in the ordinary course of business and for fair market value; provided, that Debtor and Chiurazzi Srl may not sell, transfer, lease or otherwise dispose of any of the sculpture molds.

9.3 Change in Location, Name, Legal Structure. (a) Maintain Debtor's Records, the Collateral, Debtor's principal office, or a place of business at a location other than as specified in Section 7, (b) maintain Chiurazzi Srl's Records, the Chiurazzi Srl Collateral, Chiurazzi Srl's principal office, or a place of business at a location other than as specified in Section 7, (c) change Debtor's name, mailing address, the nature of its business, or its legal structure, or (d) change Chiurazzi Srl's name, mailing address, the nature of its business, or its legal structure. (In the event that Secured Party agrees, in

advance and in writing, to permit Debtor and/or Chiurazzi Srl to move any sculpture still owed by Debtor or Chiurazzi Srl, proper documentation (such as an Art Loan Agreement or Consignment Agreement) must be prepared and executed, prior to such move, in order to evidence Debtor's or Chiurazzi Srl's ownership of such sculpture and the terms and conditions related to the transportation, storage, and use of such sculpture.)

9.4 Issuance of New Securities; Transfer of Existing Securities. Authorize or enter into any agreement related to the issuance of, or permit Chiurazzi Srl to issue, (a) any quota of Chiurazzi Srl or any other debt or equity securities of Chiurazzi Srl, or (b) any security or instrument convertible into or exercisable for any quota or other equity security of Chiurazzi Srl. Permit the sale, transfer or other disposition of any issued and outstanding quota or other equity security of Chiurazzi Srl, or permit any Person to enter into any agreement to do so.

9.5 Change of Control. Authorize or consummate any Change of Control of Debtor or Chiurazzi Srl.

9.6 Capital Structure. Authorize or consummate any distribution or other change to the capital structure of Debtor or Chiurazzi Srl.

9.7 Impairment of Collateral or Obligations. Take or fail to take any action that will (or would reasonably be expected to) impair the Collateral, the Chiurazzi Srl Collateral or Debtor's ability to satisfy the Obligations in full.

10. Chiurazzi Srl and Debtor Organizational Consents and Agreements.

10.1 By execution of this Agreement, Chiurazzi Srl and Debtor irrevocably consent to the pledge of the Quota to Secured Party in accordance with the terms of this Agreement and no further consent shall be required under Chiurazzi Srl's Articles of Incorporation or Bylaws, or any other organizational document of Chiurazzi Srl, or otherwise for such pledge or for the transfer of any such Quota or admission of Secured Party to Chiurazzi Srl upon foreclosure or assignment in lieu of foreclosure.

10.2 Notwithstanding any provision of Chiurazzi Srl's Articles of Incorporation or Bylaws, or any other organizational document of Chiurazzi Srl, to the contrary, if Secured Party exercises its rights hereunder to be substituted as a quota holder of Chiurazzi Srl, Secured Party shall be entitled to all rights and privileges of the quota holder for whom Secured Party is substituted without need for further agreements or consents.

10.3 Chiurazzi Srl and Debtor irrevocably waive any and all buy sell rights, purchase option rights or similar rights of any kind in and to any and all equity interests in Chiurazzi Srl assigned to Secured Party hereunder.

11. Events of Default. The following shall constitute "**Events of Default**":

11.1 any payment default under the Note or the breach of any covenant under the Note (following the expiration of any applicable cure period, if any);

11.2 any material breach of any of Debtor's or Chiurazzi Srl's representations, warranties and covenants set forth in this Agreement (following the expiration of any applicable cure period, if any);

11.3 any Change in Control of Debtor or Chiurazzi Srl;

11.4 any sale, transfer or disposition by Debtor of any of the Collateral, unless otherwise set forth in Section 9.2;

11.5 any sale, transfer or disposition by Chiurazzi Srl of any of the Chiurazzi Srl Collateral, unless otherwise set forth in Section 9.2;

11.6 the dissolution, winding-up or termination of the existence of Debtor or Chiurazzi Srl;

11.7 the commencement by Debtor or Chiurazzi Srl of any case, proceeding, or other action (a) seeking to have an order or decree for relief entered on behalf of Debtor or Chiurazzi Srl as debtor or to adjudicate Debtor or Chiurazzi Srl bankrupt or insolvent; (b) seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of Debtor's or Chiurazzi Srl's debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtor; or (c) seeking appointment of a receiver, trustee, custodian, or other similar official for Debtor or Chiurazzi Srl or any substantial part of Debtor's or Chiurazzi Srl's property; and

11.8 the commencement of any case, proceeding, or other action against Debtor or Chiurazzi Srl (a) seeking to have an order or decree of relief entered against Debtor or Chiurazzi Srl as debtor or to adjudicate Debtor or Chiurazzi Srl bankrupt or insolvent; (b) seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of Debtor's or Chiurazzi Srl's debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors; or (c) seeking appointment of a receiver, trustee, custodian, or other similar official for Debtor or Chiurazzi Srl or for all or any substantial part of Debtor's or Chiurazzi Srl's property, and such case, proceeding or other action shall remain undismissed for a period of ninety (90) days.

12. Remedies. Upon the occurrence of an Event of Default, Secured Party shall have the right, at its option, to pursue any or all of the following rights and remedies:

12.1 Acceleration of the Note. Secured Party shall have the right to elect to have the entire unpaid principal balance of, and all accrued but unpaid interest under, the Note become immediately due and payable.

12.2 Right to Sell. Secured Party shall be entitled to proceed to enforce Secured Party's rights, including, without limitation, the right to exercise with respect to the Collateral and the Chiurazzi Srl Collateral, all of the rights and remedies available to Secured Party upon default under the UCC at the time, including the right to sell the Collateral, the Chiurazzi Srl Collateral or any portion of thereof and such other rights and remedies as may be provided by law; provided, that Secured Party shall give Debtor and Chiurazzi Srl thirty (30) days written notice before selling the Collateral, the Chiurazzi Srl Collateral or any portion thereof at a public auction or private sale and during such thirty (30)-day period Debtor may cure Debtor's default by paying the Obligations in full including any late charges.

12.3 Application of Proceeds. The proceeds of the sale of any of the Collateral and the Chiurazzi Srl Collateral, and all sums received or collected by Secured Party from or on account of such Collateral and such Chiurazzi Srl Collateral, shall be applied by Secured Party to the payment of expenses incurred or paid by Secured Party in connection with any sale, transfer or delivery of the Collateral and the Chiurazzi Srl Collateral, to the payment of any other costs, charges, attorneys' fees or expenses mentioned herein, and to the payment of Debtor's Obligations.

12.4 Waiver. Presentment, protest, notice of protest, notice of dishonor, and notice of nonpayment are waived with respect to any proceeds to which Secured Party are entitled hereunder, and any rights to direct the application of payments for security for indebtedness of Debtor hereunder, or indebtedness of customers of Debtor, and any right to require proceedings against others or to require exhaustion of the Collateral or the Chiurazzi Srl Collateral (or to pursue any other powers Secured Party might have) are waived.

12.5 Right to Transfer Quota. At any time, without notice, and at the expense of Debtor, Secured Party in its name or in the name of Debtor may, but shall not be obligated to: (a) take immediate possession of all records, instruments, documents and writings pertaining to the Quota without resort to legal process and without notice and for such purpose to enter upon any premises in which such records, instruments, documents, writings or any part thereof may be situated and remove the same therefrom; (b) be substituted for Debtor as a quota holder of Chiurazzi Srl with all rights, powers and privileges of a quota holder under the terms of Chiurazzi Srl's Articles of Incorporation, Bylaws, or any other organizational document of Chiurazzi Srl; (c) participate in any recapitalization, reclassification, reorganization, consolidation, redemption, quota split, merger or liquidation of any issuer of securities which constitute the Quota, and in connection therewith may deposit or surrender control of the Quota, accept money or other property in exchange for the Quota, and take such action as it deems proper in connection therewith, and any other money or property received in exchange for the Quota shall be applied to the Obligations or held by Secured Party thereafter as Collateral pursuant to the provisions hereof; (d) cause the Quota to be transferred to its name or to the name of its nominee; and/or (e) exercise as to the Quota all the rights, powers and remedies of an owner necessary to exercise its rights under this Section 12.5.

12.6 Nonexclusive Remedies. The remedies conferred by this Agreement are nonexclusive and cumulative of any other remedies now available or subsequently existing at law, in equity or by statute, regulation, rule or otherwise, all of which are reserved by and to Secured Party.

13. Miscellaneous Provisions.

13.1 Costs and Attorneys' Fees. Debtor and Chiurazzi Srl shall pay or reimburse Secured Party for all costs and expenses, including reasonable attorneys' fees and expenses, incurred by Secured Party in enforcing or preserving its rights and remedies hereunder in the event Debtor and/or Chiurazzi Srl objects to or contests such enforcement or preservation and Secured Party succeeds in exercising its rights and remedies hereunder.

13.2 Further Assurances. Debtor and Chiurazzi Srl, at their own expense, agree to execute and deliver such further documents and do such further acts and things, as Secured Party may at any time reasonably request to be necessary or desirable in order to (a) perfect or protect the security interest created hereby, (b) enable the Secured Party to exercise and enforce its rights and remedies hereunder, and (c) otherwise effect the purposes of this Agreement.

13.3 Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given (a) when delivered personally (including by recognized national courier), (b) when receipt is confirmed if sent by facsimile, or (c) five (5) days after deposited in the U.S. mail, first class mail, registered or certified, with postage prepaid, and addressed to the parties at the addresses of the parties set forth below or such other address as a party may request by notifying the others in writing:

If to Debtor and/or Chiurazzi Srl:	Mark A. Ghiglieri and Gordon Root 27929 SW 95th Avenue; Suite 601 Wilsonville, Oregon 97070 Facsimile: (503) 685-9838
If to Secured Party:	Chiurazzi International, LLC 4848 E. Cactus Rd., Suite 505-185 Scottsdale, Arizona 85254 Attn: Paul Deloughery Facsimile: N/A
With a copy to:	Snell & Wilmer L.L.P. 400 E. Van Buren Phoenix, Arizona 85004 Attn: Brian J. Burt Facsimile: (602) 382-6070

13.4 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

13.5 General. This Agreement (including any provision hereof and any rights of the parties hereunder): (a) may be amended, waived or terminated only by a writing signed by each of the parties; (b) may not be assigned, pledged or otherwise transferred, whether by operation of law or otherwise, without the prior written consent of the other parties; (c) may be executed in several counterparts (including by facsimile or PDF delivered via email), each of which shall be deemed an original but all of which shall constitute one and the same instrument; (d) contains, together with the Note and the Purchase Agreement (including the transaction documents referenced therein), the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions; (e) shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona without giving effect to any conflict of laws rules; and (f) shall be binding upon, and inure to the benefit of, the parties and their respective heirs, successors and permitted assigns. The waiver by a party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereof.

13.6 Chiurazzi Srl Waivers. Insofar as this Agreement secures the indebtedness of a party other than Chiurazzi Srl, Chiurazzi Srl has executed and delivered this Agreement as an accommodation instrument with the intent of subjecting its interests in the Chiurazzi Srl Collateral to the lien of this Agreement as security for the Obligations in order to induce Secured Party to execute the Purchase Agreement. Chiurazzi Srl hereby agrees, to the fullest extent permitted by law, not to assert or take advantage of:

(a) Any right to require Secured Party to proceed against any other Person or to proceed against or exhaust any other security held by Secured Party at any time or to pursue any other remedy in Secured Party's power before exercising any right or remedy under this Agreement.

(b) Any defense than may arise by reason of:

(i) Secured Party's failure to proceed against any other party against whom Secured Party might assert a claim before proceeding against Chiurazzi Srl under this Agreement; or

(ii) the release, suspension, discharge or impairment of any of Secured Party's rights against any other party against whom Secured Party might assert a claim, whether such release, suspension, discharge or impairment is explicit, tacit or inadvertent; or

(iii) Secured Party's failure to pursue any other remedies available to Secured Party that would reduce the burden of the indebtedness secured hereby on Chiurazzi Srl's interests in the Chiurazzi Srl Collateral; or

(iv) any extension of the time for the payment or performance of Debtor's obligations under the Note, this Agreement or any of the other documents and instruments securing or pertaining thereto; or

(v) any amendment of this Agreement, the Purchase Agreement, the Note or any of the other documents and instruments securing or pertaining to the Obligations, whether or not such amendment materially affects the risk that Chiurazzi Srl has assumed by executing this Agreement; or

(vi) the incapacity, lack of authority, death or disability of Debtor or any other Person or Persons; or

(vii) the failure of Secured Party to file or enforce a claim against the estate (in either administration, bankruptcy or any other proceedings) of Debtor or any other Person or Persons.

(c) Demand, protect and notice of any kind, including, without limitation, the following notices:

(i) notice of the evidence, creation or incurring of any new or additional indebtedness or obligation (provided that such indebtedness or obligation is not by this Agreement); or

(ii) notice of any action or non-action on the part of Debtor or Secured Party in connection with any obligation or evidence of indebtedness held by Secured Party as collateral; or

(iii) notice of payment or non-payment by Debtor of the Obligations secured by this Agreement.

(d) Any defense to enforcement of all or any part of the indebtedness hereby secured hereby which defense is based on an election of remedies by Secured Party, even though election of remedies, such as nonjudicial foreclosure with respect to the deeds of mortgages referred to above, will destroy Chiurazzi Srl's rights of subrogation and reimbursement against Debtor by operation laws.

(e) Any rights arising because of Chiurazzi Srl's payment or satisfaction of the indebtedness secured hereby by way of subrogation to the rights of Secured Party or

otherwise or against guarantor or any other party obligated to pay any of the indebtedness secured hereby, by way of contribution or reimbursement or otherwise.

(f) Any duty on the part of Secured Party to disclose to Chiurazzi Srl any default under the Note or any other document or instrument securing or pertaining to the loan made pursuant to the Note.

(g) Any duty on the part of Secured Party to disclose to Chiurazzi Srl any facts Secured Party may now know or may hereafter know about Debtor or any successors in interest (if any) regardless of whether Secured Party (i) has reason to believe that any such facts materially increase the risk beyond the risk which Chiurazzi Srl intends to assume by executing this Agreement, (ii) has reason to believe that these facts are unknown to Chiurazzi Srl, or (iii) has a reasonable opportunity to communicate such facts to Chiurazzi Srl, it being understood and agreed that Chiurazzi Srl is fully responsible for being and keeping informed of the financial condition of Debtor and any successor thereto and of all circumstances bearing on the risk of non-payment of any indebtedness of such entities to Secured Party that is secured hereby.

(h) Any right to object to the release of any portions of the Chiurazzi Srl Collateral from the lien of this Agreement notwithstanding the fact that such releases may be made without Secured Party's having received any or adequate consideration therefor.

(i) Chiurazzi Srl further agrees that, with respect to any obligation secured hereby, Secured Party, in such manner and upon such terms and at such times as Secured Party deems best and demand or notice to or consent of Chiurazzi Srl may (i) release any party now or hereafter for the performance of any such obligation, (ii) extend the time for the performance of such obligation, (iii) accept additional security therefor, and (iv) alter, substitute or any property securing such performance.

(j) Chiurazzi Srl acknowledges that it expects to benefit from Chiurazzi Srl's entering into certain material transactions with respect to the Obligations because of Chiurazzi Srl's relationship to Debtor, and that it is executing this Agreement in consideration of such anticipated benefit. Chiurazzi Srl is not insolvent, and Chiurazzi Srl shall not be rendered insolvent by virtue of the execution of this Agreement. Chiurazzi Srl has determined that, in its opinion, the fair market value of the benefits to be derived by it from such execution of this Agreement will equal or exceed the cost and expense that may be incurred by Chiurazzi Srl under or in connection with this Agreement.

Before executing this Agreement, Chiurazzi Srl has made such independent legal and factual inquiries and investigations as Chiurazzi Srl deemed necessary or desirable with respect to the ability of Debtor to honor all of their covenants and agreements with Secured Party, and Chiurazzi Srl has relied solely on said independent inquiries and investigations preparatory to entering into this Agreement.

[*Signature Page Follows*]

SIGNATURE PAGE TO SECURITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the date first written above.

DEBTOR:

CI Holdings, Incorporated, an Oregon corporation

By:____________________________

Name: __________________________

Title: ___________________________

CHIURAZZI SRL:

Chiurazzi Internazionale S.r.l., an Italian company

By:____________________________

Name: __________________________

Title: ___________________________

SECURED PARTY:

Chiurazzi International, LLC, an Arizona limited liability company

By:____________________________

Name: __________________________

Title: ___________________________